Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form F-3, as amended (File No. 333-282314) and the registration statements on Form S-8, as amended (File No. 333-270355, File No. 333-280119, and File No. 333-293215) and the related prospectus of our report dated May 1, 2026 with respect to the consolidated balance sheet of ReTo Eco-Solutions, Inc. and its subsidiaries as of December 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2025, 2024, and 2023.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

May 1, 2026